Exhibit 99.4
ARIZONA PUBLIC SERVICE COMPANY
NON-GAAP FINANCIAL MEASURE RECONCILIATION — OPERATING INCOME
(GAAP MEASURE) TO GROSS MARGIN (NON-GAAP FINANCIAL MEASURE)
(in thousands)

	THREE MONTHS ENDED		Pretax	After Tax
	SEPTEMBER 30,		Increase	Increase
	2005	2004	(Decrease)	(Decrease)
RECONCILIATION OF GROSS MARGIN
Operating Income (closest GAAP measure)	$174,415	$129,682	$44,733	$27,122
Plus:
Operations and maintenance	149,198	143,338	5,860	3,553
Depreciation and amortization	81,701	81,177	524	318
Income taxes	88,984	57,137	31,847	19,309
Other taxes	34,407	29,013	5,394	3,270

Gross margin	$528,705	$440,347	$88,358	$53,572

ARIZONA PUBLIC SERVICE COMPANY
NON-GAAP FINANCIAL MEASURE RECONCILIATION — OPERATING INCOME
(GAAP MEASURE) TO GROSS MARGIN (NON-GAAP FINANCIAL MEASURE)
(in thousands)

	NINE MONTHS ENDED		Pretax	After Tax
	SEPTEMBER 30,		Increase	Increase
	2005	2004	(Decrease)	(Decrease)
RECONCILIATION OF GROSS MARGIN
Operating Income (closest GAAP measure)	$328,479	$280,336	$48,143	$29,189
Plus:
Operations and maintenance	429,806	396,121	33,685	20,423
Depreciation and amortization	240,723	258,410	(17,687)	(10,724)
Income taxes	147,136	106,870	40,266	24,413
Other taxes	97,174	86,467	10,707	6,492

Gross margin	$1,243,318	$1,128,204	$115,114	$69,793